Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333‑278396) on Form N-2 of Horizon Technology Finance Corporation of our reports dated March 4, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Horizon Technology Finance Corporation, appearing in this Annual Report on Form 10‑K of Horizon Technology Finance Corporation for the year ended December 31, 2024.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement on Form N-2.

/s/ RSM US LLP

Hartford, Connecticut

March 4, 2025